SECURITY MUTUAL LIFE
                          INSURANCE COMPANY OF NEW YORK
                   SECURITY MUTUAL BUILDING * 100 COURT STREET
                   P.O. BOX 1625 * BINGHAMTON, NEW YORK 13902
                                 (607) 723-3551

                                   ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the Issue Date shown on the Contract Data Page.

DOLLAR COST AVERAGING TRANSFERS - Dollar Cost Averaging Transfers may be made by the Owner subject to the following conditions:

          1)   The minimum amount which may be transferred each month is $500.

          2) The minimum amount required in the General Account or Subaccount from which transfers are made is $6,000 or the amount required to complete all transfers.

          3) Dollar Cost Averaging Transfers are not subject to assessment of the Transfer Fee.

          4) Dollar Cost Averaging Transfers may not be made simultaneously with Rebalancing Transfers.

          5) The Company has received written notice of an election to initiate Dollar Cost Averaging Transfers from the Owner.

All other terms and conditions of the Contract remain unchanged.

Security Mutual Life Insurance Company of New York has caused this Endorsement to be signed by its President and Secretary.


/s/ F. DAVID MISTRETTA                           /s/ BRUCE W. BOYEA
_______________________Secretary                 ______________________President